Exhibit 10.6

As of May 3, 2004

GMAC COMMERCIAL FINANCE LLC
1290 Avenue of the Americas
New York, New York 10104

Re: Amendment to ARMS Agreement

Gentlemen:

     Reference is made to that certain Restated and Amended Accounts Receivable Management and Security Agreement dated July 13, 1998 (as the same now exists or may hereafter be amended, restated, renewed, replaced, substituted, supplemented, extended, or otherwise modified, the “ARMS Agreement”) by and between GMAC COMMERCIAL FINANCE LLC, successor by merger to GMAC COMMERCIAL CREDIT LLC (“Lender”) and TARGET LOGISTIC SERVICES, INC. (“Borrower”), formerly known as Target Air Freight, Inc. Reference is also made to (i) the Amendment Letter dated January 25, 2001 between Lender and Borrower; (ii) the Letter Agreement dated January 25, 2001 between Lender and Borrower; (iii) Letter re: Amendment to ARMS Agreement dated as of September 20, 2002 between Lender and Borrower; and (iv) Letter re: Amendment to ARMS Agreement dated as of February 12, 2003 between Lender and Borrower. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the ARMS Agreement.

     Borrower has requested that Lender amend and modify certain terms of the ARMS Agreement, which Lender has agreed to do subject to and on the terms and conditions contained in this Letter Re: Amendment to ARMS Agreement (the “Amendment”).

     In consideration of the foregoing, the parties hereto mutually agree as follows:

1. Definitions.

     (a) Amendment to Definitions. Effective as of the date hereof, the following definitions appearing in paragraph 1(A) of the ARMS Agreement are hereby amended and restated in their entirety as follows:

(i) ““Closing Date” means May 3, 2004.”

(ii) ““Contract Rate” means (a) for the period commencing on the Closing Date and ending on the last day of the calendar month during which Lender has received Borrower’s audited financial statements for fiscal year ending June 30, 2004, a rate equal to the Alternate Base Rate plus three-quarters of one percent (.75%); and (b) for the period commencing on the first day of the month immediately following Lender’s receipt of Borrower’s audited financial statements for fiscal year ending June 30, 2004 and at all times thereafter for the balance of the Term, measured and adjusted quarterly, (i) if the Borrower’s actual EBITDA is less than one hundred twenty five percent (125%) of Borrower’s Projected EBITDA, then a rate equal to the Alternate Base Rate plus three-quarters of one percent (.75%); or (ii) if the Borrower’s actual EBITDA is greater than or equal to one hundred twenty five percent (125%) of Borrower’s Projected EBITDA, then a rate equal to the Alternate Base Rate plus one-half of one percent (.50%).”

(iii) ““Maximum Revolving Amount” shall mean (a) for the period commencing on the Closing Date through and including March 31, 2005, Thirteen Million ($13,000,000) Dollars; and (b) from and after April 1, 2005, Fifteen Million ($15,000,000) Dollars.”

(iv) ““Settlement Date” means one (1) Business Day after the day on which the applicable Account is actually collected by Lender.”

(v) ““Term” means the Closing Date through March 31, 2007, subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.”

     (b) Additional Definitions. Effective as of the date hereof, paragraph 1(A) of the ARMS Agreement is hereby amended by adding the following definition in the appropriate alphabetical position:

(i) ““Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.”

(ii) ““Fixed Charge Coverage Ratio” means the ratio of the following for the applicable measurement period: (a) the sum of (i) EBITDA minus (ii) unfunded cash capital expenditures to (b) Interest Expense, plus principal payments payable on Funded Debt, plus lease payments due on all Capital Leases for the applicable measurement period, plus taxes paid during the measurement period, plus cash dividends (all calculated without duplication).”

(iii) ““Funded Debt” means all of Borrower’s liabilities for borrowed money.”

(iv) ““Projected EBITDA” means, for any period, Borrower’s EBITDA projected in Borrower’s yearly business plan delivered pursuant to paragraph 11 hereof which shall be acceptable to Lender, in its good faith business judgment.”

2. Amendments to ARMS Agreement.

     (a) Effective as of the date hereof, paragraph 5(b)(i) of the ARMS Agreement is hereby amended and restated in its entirety as follows:

“(i) (A) for the period commencing on the Closing Date through and including March 31, 2005, in the event the average closing daily unpaid balances of all Revolving Credit Advances hereunder during any calendar month is less than $7,800,000, Borrower shall pay to Lender a fee at a rate per annum equal to one-half of one percent (.50%) on the amount by which $7,800,000 exceeds such average daily unpaid balance; and

(B) from and after April 1, 2005, in the event the average closing daily unpaid balances of all Revolving Credit Advances hereunder during any calendar month is less than $9,000,000, Borrower shall pay to Lender a fee at a rate per annum equal to one-half of one percent (.50%) on the amount by which $9,000,000 exceeds such average daily unpaid balance.

(C) Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, shall be charged to Borrower’s account on the first day of each month with respect to the prior month, and shall not be subject to refund, rebate or proration for any reason.”

     (b) Effective as of the date hereof, paragraph 5(b)(ii) of the ARMS Agreement is hereby amended and restated in its entirety as follows:

“(ii) Administration Fee. Borrower shall pay Lender a loan administration fee equal to $1,500 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term (the “Administration Fee”). The Administration Fee shall be fully earned and payable when due and shall not be subject to refund, rebate or proration for any reason.”

     (c) Effective as of the date hereof, paragraph 5(b) of the ARMS Agreement is hereby amended by adding the following subparagraph (iii) at the end thereof:

“(iii) Audit Fees. Borrower shall pay to Lender on the first day of each month following any month in which Lender performs any collateral monitoring — namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which monitoring is undertaken by Lender or for Lender’s benefit (the “Collateral Audits”) — an audit fee in an amount equal to $850 per day for each person (other than Lender’s management personnel) employed to perform such monitoring and in an amount equal to $850 per day for each manager of Lender performing such monitoring, plus all costs and disbursements incurred by Lender in the performance of such examination or analysis (the “Audit Fee”). The Audit Fee shall be fully earned and payable when due and shall not be subject to refund, rebate or proration for any reason. Notwithstanding anything to the contrary contained herein, so long as no Default or Event of Default shall be in existence, Borrower shall be obligated to pay for no more than four (4) Collateral Audits per calendar year.”

     (c) Effective as of the date hereof, paragraph 12(u) of the ARMS Agreement is hereby amended and restated in its entirety as follows:

“(u) Borrower shall not permit the minimum Fixed Charge Coverage Ratio, determined in accordance with GAAP on a consolidated basis, as of the end of any twelve (12) consecutive month period ending as of the end each fiscal quarter, commencing with the fiscal quarter ending June 30, 2004, to be less than 1.0:1.0.”

     (d) Effective as of the date hereof, paragraph 17 of the ARMS Agreement is hereby amended and restated in its entirety as follows:

“17. Term of Agreement. This Agreement shall continue in full force and effect until the expiration of the Term. The Borrower may terminate this Agreement at any time upon sixty (60) days’ prior written notice (“Termination Date”) upon payment in full of the Obligations; provided, that, if such termination takes place more than ninety (90) days’ prior to the end of the initial Term or any renewal Term, Borrower pays an early termination fee in an amount equal to the Required Percentage of the Maximum Revolving Amount. For the purposes hereof, Required Percentage shall mean one percent (1%).”

3. Additional Capital Expenditures. In addition to the expenditures and/or commitments permitted under paragraph 12(q) of the ARMS Agreement, Borrower may use the proceeds of any cash equity capital contributions received by Borrower to acquire or purchase any assets of any Person without prior approval from Lender, provided, that, (a) the aggregate amount of such acquisitions or purchases shall not exceed the cash equity capital contributions received by Borrower, (b) the assets acquired or purchased shall be used by Borrower in the conduct of its business as presently conducted and consistent with Borrower’s current business plan, and (c) immediately prior to any such acquisition or purchase and after giving effect thereto, no Event of Default or Incipient Event of Default exists.

4. Amendment Fee. In consideration of the amendments set forth herein, Borrower unconditionally agrees to pay to Lender an amendment fee in the amount of Thirty Seven Thousand Five Hundred ($37,500) Dollars, which amendment fee shall be fully earned as of the date hereof, shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be paid in two (2) installments as follows: (a) the first installment shall be paid on the date hereof in the amount of Thirty Two Thousand Five Hundred ($32,500) Dollars; and (b) the second installment shall be paid on April 1, 2005 in the amount of Five Thousand ($5,000) Dollars. Each installment may be charged by Lender to any account of Borrower maintained by Lender.

5. Condition to Effectiveness. The effectiveness of this Amendment and the agreement of Lender to the modifications and amendments set forth in this Amendment are subject to the fulfillment of the following conditions precedent:

     (a) Lender shall have received all fees and other amounts due and payable to Lender upon or prior to the effectiveness of this Amendment;

     (b) Lender shall have received, in form and substance satisfactory to Lender in its sole discretion, an original of this Amendment duly authorized, executed and delivered by Borrower and acknowledged and consented to by Target Logistics, Inc. (“Guarantor”); and

     (c) No Event of Default shall have occurred and be continuing on the date of this Amendment, or would exist after giving effect to the transactions contemplated under this Amendment.

6. Release. In consideration of this Amendment and the performance thereof and other good and valuable consideration, each of Borrower and Guarantor forever releases and discharges Lender, its affiliates, officers, directors, consultants, agents, and employees, and their respective successors and assigns (collectively the “Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extent, executions, claims and demands whatsoever, in law, admiralty or equity, without defense, offset or counterclaim, which Borrower, directly or indirectly, ever had or now or can, shall or may, have against any of the Released Parties for, upon, or by reason of any matter, cause or thing whatsoever. Each of Borrower and Guarantor expressly and explicitly acknowledges that it is aware of and is knowingly waiving any rights that he, she, or it may have against the Released Parties under the provisions of California Civil Code Section 1542 (and any similar principle of law under any other applicable jurisdiction), which section reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

In addition to the foregoing, each of Borrower and Guarantor agrees to forever refrain and forbear from commencing, assisting, instituting, prosecuting or encouraging others to institute or prosecute any litigation, action, arbitration, administrative or other proceeding of any kind against any of the Released Parties directly or indirectly arising out of, resulting from or relating in any way to the subject matter of or the fact and course of conduct underlying the releases granted herein.

7. Ratification. Except as otherwise set forth herein, no other changes or modifications to the ARMS Agreement are intended or implied and, in all other respects, the ARMS Agreement remains in full force and effect in accordance with its existing terms and provisions and is hereby specifically ratified and confirmed as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by the Lender of any other provision of the ARMS Agreement.

8. Successors and Assigns. The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Amendment.

9. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. This Amendment may be executed and delivered via telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

10. Entire Agreement. This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

Very truly yours, TARGET LOGISTIC SERVICES, INC.
By:	: /s/ Philip J. Dubato
Title: Vice President, Secretary and Treasurer

ACKNOWLEDGED AND AGREED:

GMAC COMMERCIAL FINANCE LLC

By: /s/

Title:

ACKNOWLEDGMENT AND CONSENT OF GUARANTOR

     1. Target Logistics, Inc. (as successor in interest to Amertranz Worldwide Holding Corp., the “Guarantor”) has executed and delivered a Guaranty, dated January 14, 1997 (the “Guaranty”) in favor of GMAC Commercial Finance LLC, successor by merger to GMAC Commercial Credit LLC, formerly known as BNY Factoring LLC, as successor by merger to BNY Financial Corporation (the “Lender”). Guarantor hereby acknowledges and consents to the annexed Letter re: Amendment to ARMS Agreement by and between Target Logistic Services, Inc. and Lender and the transactions referred to thereunder (the “Amendment”), including expressly agreeing in favor of Lender to the provisions of Section 6 to the Amendment.

2. Guarantor hereby acknowledges, confirms and agrees that the Guaranty, the General Security Agreement dated January 14, 1997 by and between Guarantor and Lender and all other documents and agreements executed by Guarantor in connection therewith, are and remain in full force and effect in accordance with their respective terms as of the date hereof, and that all Obligations (as defined in the Guaranty) are due and payable to Lender without offset, defense or counterclaim of any kind, nature or description whatsoever.

TARGET LOGISTICS, INC.
By:	/s/ Philip J. Dubato
Title: Chief Financial Officer